SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported: November 1, 2004

MEMS USA, INC.
(Formerly Lumalite Holdings, Inc.)
(Exact name of registrant as specified in charter)

Nevada	0-4846-3	82-0288840
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

5701 Lindero Canyon Rd., #2-100
Westlake Village, CA 91362
(Address of Principal Executive Offices)

Registrant's telephone number, including area code (818) 735-4750

Item 5.02(b). Resignation of a Principal Officer

(1) On November 1, 2004, MEMS USA, Inc. accepted the resignation of Mr. Lawrence Weisdorn as the registrant's Chief Financial Officer. Mr. Weisdorn remains the registrant’s Chief Executive Officer and Chairman.

Item 5.02(c) Appointment of a Principal Officer

(1) On November 1, 2004, the Board of Directors of MEMS USA, Inc. appointed Mr. Richard York as registrant's Chief Financial Officer.

(2) Mr. York has over 20 years diversified experience in domestic and international financial management, turn-around, and systems controls serving most recently as controller of a subsidiary of a publicly traded high tech company. For the past twelve years, Mr. York served as the controller for two ESCO Technologies, Inc. subsidiaries, Rantec Microwave & Electronics, Inc. (“Rantec”) from 1992 through 2000 and PTI Technologies, Inc. (“PTI”) from 2000 through October 2004. Mr. York has substantial experience in the following areas: financial analysis & forecasting; strategic planning; accounting and financial reporting; cost conta inment and profit improvement; mergers and acquisitions; tax analyses; systems implementation and change management.

Mr. York is not an officer or director in any other reporting company.

There are no family relationships between or among Mr. York and members of his family and any other director, executive officer or person nominated or chosen by registrant to become a director or executive officer of registrant.

(3) Mr. York is a signatory to a written employment agreement by and between Mr. York and Registrant’s subsidiary MEMS USA, Inc., a California corporation (the "Contract"). The Contract, dated as of November 1, 2004, is for a term of three years beginning on November 1, 2004. The Contract provides for annual compensation of $93,000 per year for full time employment, which compensation is subject to periodic review.

Mr. York has an option to purchase 40,000 shares of the Common Stock of Registrant at the exercise price equal to the closing price of registrant’s stock as of the effective date of the Contract, November 1, 2004. These options shall fully vest according to the following schedule: 10% upon execution of the Contract; and thirty percent (30%) per annum at the anniversary date of the Contract. These options must be exercised, if at all, within 90 days of the termination of Mr. York’s services.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEMS USA, INC.

Date: November 4, 2004             By: /s/ Lawrence Weisdorn
Lawrence Weisdorn, CEO